Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement is made and entered into as of the last date that appears below the Parties’ signature lines on the last page of this Amendment (the “Effective Date”), by and between Anthony Hayes, an individual, (the “Executive”) and Dominari Holdings, Inc. (the “Corporation”) (each individually, a “Party,” collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Employment Agreement, dated June 28, 2021, as amended (the “Employment Agreement”);

WHEREAS, all capitalized terms used in this Amendment that are not defined in this Amendment shall have the same meaning as in the Employment Agreement, and all section references are to sections in the Employment Agreement;

WHEREAS, the Parties wish to modify the Executive’s Annual Bonus to better align with the Corporation’s goals and executive compensation market practices;

WHEREAS, in light of the recent appreciation of the value of the Corporation’s common stock (“Common Stock”), the Parties wish to reduce the dilution to the Corporation’s stockholders under the terms of the Employment Agreement and in consideration for foregoing the issuance of such Common Stock receive an additional cash component based on certain investment banking net revenue to the Corporation (as more fully defined below); and

WHEREAS, the Executive desires to be employed by the Corporation on the terms and conditions in the Employment Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree that the Employment Agreement is hereby amended as follows:

A.	Amendment To Employment Agreement.

In consideration for eliminating the obligation of the Corporation to issue to the Executive shares of Common Stock pursuant to of the Section 4(b) of the Employment Agreement, the Parties hereby agree to delete and replace Section 4(b) in its entirety with the following language:

“In addition to the Base Salary, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”), which shall be the sum of (i) the Annual Revenue Bonus and (ii) the Net Revenue Bonus, each as defined below.

The “Annual Revenue Bonus” shall be determined annually pursuant to the following table, with “Annual Revenue” defined as the revenue reported on the Corporation’s financial statements:

Annual Revenue	Annual Revenue Bonus for Tranche
$3,500,000	$150,000
$7,500,000	$250,000
$15,000,000	$500,000

For clarity, the Annual Net Revenue contains three tranches, each of which may be attained once (and only once) during a performance period. The total amount of the Annual Revenue Bonus is cumulative and shall be the sum of the bonus amounts in the table for each tranche that is attained during a performance period. The Annual Revenue Bonus may not exceed $900,000 in any one performance period.

The “Net Revenue Bonus” shall equal fifteen percent (15%) of the sum of (i) all fees and proceeds received by the Corporation’s wholly-owned subsidiary, Dominari Securities LLC (the “IB”), in connection with investment banking services performed by the IB, including but not limited to the proceeds received from the exercise and sale of shares underlying any warrants or options issued in connection therewith, less the fees and expenses paid to individual representatives (i.e. broker payouts) of the IB out of such fees and/or proceeds (“Net Investment Banking Fees”) and (ii) any revenue received by the Corporation or any of its subsidiaries, including but not limited to the IB, in connection with alternative business opportunities that occur from time to time, including but not limited to, profits (including proceeds from warrants and options) received on all carried interest on “Special Purpose Vehicles” or other investment vehicles that the Corporation or any of its subsidiaries, including but not limited to IB, may have a pecuniary interest in (“Alternate Revenue”). Alternate Revenue shall be interpreted broadly to capture any revenue not included in Net Investment Banking Fees that benefits the Corporation or any of its subsidiaries and shall be net of any fees or expenses paid to any employees of the Corporation or its subsidiaries, including the IB.

Notwithstanding the above, the Board or the Compensation Committee may adopt different or additional performance criteria for future years, after consultation with the Executive, provided that such criteria are reasonably attainable. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Corporation’s senior executives, provided that the Executive is employed with the Corporation on such payment date. Additionally, if the Executive is employed upon the expiration of the Term, the Executive shall be entitled to an Annual Bonus for the year of termination on a pro-rata basis based on the number of calendar days employed in the performance period and actual performance. Any such Annual Bonus shall be payable in all cases by the March 15th immediately following the year in which the Executive terminates due to the expiration of the Term.”

B.	No Other Amendments. Except as specifically set forth in this Amendment, there are no other amendments to the Employment Agreement, and the Employment Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Employment Agreement as of the dates set forth below.

Dominari Holdings, Inc.

By:

Print Name:	Robert Dudley

Title:	Chairman of Compensation Committee

Dated:

Executive:

Anthony Hayes

Dated:

3